EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Fort Worth, Texas, February 16, 2018 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.009251 per unit, payable on March 14, 2018, to unitholders of record on February 28, 2018. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,067,000	34,000	$3.24
Prior Month	1,097,000	37,000	$2.91

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $280,000, production expense of $1,509,000 and overhead of $975,000 in determining the royalty payment to the Trust for the current month.

As previously disclosed, XTO Energy has advised the Trustee that it has reached a tentative settlement with the plaintiffs in the Chieftain class action royalty case, and believes that the portion of the settlement that relates to the Trust is as much as $20 million. XTO Energy has advised the Trustee that the settlement requires final approval by a judge, which is expected to occur in late first quarter of 2018. The Trustee has asked for additional information regarding the allocation of the settlement amount and has asked to be advised by XTO as the matter progresses. Once additional information is made available, the Trustee intends to review any claimed reductions in payment to the Trust based on the facts and circumstances of the settlement. The Trustee has previously stated that to the extent any such claimed reductions are similar to claimed reductions from XTO Energy’s settlement in the Fankhouser v. XTO Energy, Inc. class action lawsuit that an arbitration tribunal ruled were not permitted to be borne by the Trust, the Trustee would likely object to such claimed reductions. In light of this, the Trustee has made the decision to hold in reserve $250,000 that would have been distributed for February. After a review of the claimed reductions in payments to the Trust relating to the settlement and a determination whether the Trustee will object to any such reductions, a determination will be made as to what amount of reserve will be maintained for anticipated future Trust expenses.

Excess Costs

XTO Energy has advised the Trustee that lower gas prices caused costs to exceed revenues by $61,000 on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Kansas net profits interests after the current month’s distribution totaled $947,000, including accrued interest of $119,000.

XTO Energy has advised the Trustee that lower gas prices and increased costs in the current month distribution caused costs to exceed revenues by $60,000 on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Wyoming net profits interests after the current month’s distribution totaled $60,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee 855-588-7839